UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AFFILIATED MANAGERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Supplement to THE Proxy Statement
for the Annual Meeting of Stockholders
TO BE HELD ON JUNE 9, 2020

This Supplement, including the Appendix (together, this “Supplement”), supplements and amends the original definitive proxy statement of Affiliated Managers Group, Inc. (“we”, “us”, “our”, “AMG” or the “Company”), dated April 28, 2020 (the “Proxy Statement”), for our Annual Meeting of Stockholders to be held on June 9, 2020 (the “Annual Meeting”).

Dear AMG Stockholder:

In April 2020, we filed our annual Proxy Statement, which outlines AMG’s overall governance structure and executive compensation program, and includes proposals for stockholders to vote on at our upcoming Annual Meeting on June 9, 2020.  Those proposals include, among others, (i) a non-binding “Say-on-Pay” advisory vote on the compensation of AMG’s named executive officers and (ii) a vote to approve a new equity incentive plan, the 2020 Equity Incentive Plan (the “2020 Plan”).

We are writing to request your support on Proposal 2, the Say-on-Pay vote.  We appreciate the support we have received from stockholders in previous years, with median support of 94% in favor of Say-on-Pay over the last 5 years.  We believe that the significant long-term stockholder support recognizes strong pay-for-performance alignment and the steady incorporation of stockholder feedback into our compensation program by the Board of Directors over time.

This Supplement provides additional context on the one-time Long-Term Equity Alignment Award (“the Alignment Award”) granted to executives in August 2019, in light of recent reports published by proxy advisory firms and stockholder feedback received during ongoing investor outreach. We hope the additional context and clarifications in this Supplement are useful for our stockholders, and we encourage you to consider the additional information as you cast your vote on our Say-on-Pay proposal.

With respect to Proposal 3, AMG proposed the 2020 Plan having incorporated stockholder feedback, and both major proxy advisory firms have supported the 2020 Plan as proposed. The additional shares of common stock requested under the 2020 Plan represent less than 10% of our outstanding shares as of the Record Date. The Company’s expectation, given the current size and composition of the management team, is that the 2020 Plan will be sufficient for up to ten years of future equity grants. Given that outlook, it is the Company’s current intention that annual equity award grants under the 2020 Plan, assuming achievement of performance hurdles at target levels, will not exceed 1% of our current outstanding shares per year. We also anticipate that we will continue to reduce or eliminate the dilutive impact of equity awards through share repurchases.

The below disclosure provides additional background and context, as well as additional disclosure regarding our new independent Chairman and a clarification on certain compensation table disclosures from the Executive Compensation Tables section of the Proxy Statement.

The 2019 Long-Term Equity Alignment Award

As described in the Proxy Statement, in August 2019, the Compensation Committee granted a one-time equity award to members of the senior management team, including our President and Chief Executive Officer and our Chief Financial Officer. The Alignment Award was a special one-time grant, granted at a time of unique and accelerated executive transition (up to a decade sooner than planned by the Board) in the Company’s history – from the founding generation of management principals to the next generation – to accomplish specific alignment, stabilization, and retention goals, as well as to respond to stockholder feedback that the executive team was under-equitized.  The Alignment Award was one of many actions taken by the Board to enhance equity ownership across both Directors and executives, including a transition to 100% equity compensation for non-executive Directors, and enhanced Director and executive equity holding guidelines with longer holding periods and no sales permitted below thresholds. In addition, given the focus on further enhancing Directors’ and executives’ ownership mindset, insiders have regularly purchased AMG shares in the open market over the past year, including our CEO (four times, totaling $3 million in notional value), CFO, former Lead Independent Director (twice), Audit Committee Chair, and newest independent Director (who was appointed in April 2020).

The grant of the Alignment Award to our CEO was intended to address the circumstances of his appointment as CEO, which occurred at a time when his equity ownership level was substantially below that of peer CEOs. The Alignment Award resulted in an increase in our CEO’s outstanding equity awards to a level where his ownership now just exceeds the bottom 25th percentile in terms of proportion of market capitalization owned and notional dollar beneficial ownership of shares together with outstanding equity awards, relative to peer CEOs.  The one-time Alignment Award was designed with industry best practices in mind and is consistent with AMG’s pay-for-performance philosophy: 100% of the Award is subject to performance-based vesting, with zero value if performance conditions are not met.  The 7-year time horizon of the Award is a multiple of the industry standard.

The following exhibit is a summary of the award rationale and structure, as disclosed in the Proxy Statement.

2019 Long-Term Equity Alignment Award
2018 – 2019 Management Team Transitions

•    In 2018, AMG announced that Chairman and CEO Sean M. Healey had been diagnosed with ALS, a terminal disease, and the Board appointed Nathaniel Dalton, who had been with AMG for over 20 years, to succeed Mr. Healey as CEO. Mr. Healey was appointed Executive Chairman. Mr. Dalton served as CEO for one year

•    In early 2019, as part of its multi-year succession plan transitioning to the next generation, the Board appointed Jay C. Horgen (formerly CFO) as President and then as CEO, and Mr. Horgen brought together a group of next generation management, including the recruitment of a new CFO, Thomas M. Wojcik, to lead the Company forward. The Board, including Mr. Horgen, continues to focus on developing and enhancing the senior management team, to maintain a breadth and depth of talent that ensures that AMG is well-positioned to continue to refine and execute against its strategy

•    Throughout these transitions, the Compensation Committee has focused on the levels of equity held by senior team members, and the duration of vesting of awards across the group, taking into account the multitude of new roles and positions, expected future contributions and stockholder feedback regarding perceived low levels of equity ownership among senior team members

•    In August of 2019, in recognition of stockholder feedback (further detailed below), as well as the need to further equitize management and retain key executives against the backdrop of significant organizational change, the Committee granted our CEO, CFO, and other members of the next-generation management team, special one-time Long-Term Equity Alignment Awards

Long-Term Equity Alignment Award
Award Rationale	Award Structure
Aligns executives with stockholders and galvanizes the team around the goal of long-term shareholder value creation over an extended time horizon of at least seven years	Awards were a mix of Options and RSUs, 100% of which included a rigorous and transparent performance hurdle based on Return on Equity (ROE)

•    One-time awards, at a time of unique transition among the management team, to accomplish specific alignment goals

•    The Compensation Committee considered levels of equity held by senior team members and the duration of vesting of awards across the group, taking into account the multitude of new roles and positions, expected future contributions, and stockholder feedback regarding perceived low levels of equity ownership among senior team members

•    The Compensation Committee has not granted one-time awards of this type and magnitude before, and currently has no expectation of doing so again in the future

•    Structure and notional levels of the grant took into account stockholder feedback that executives should hold more equity, to further align management exposure to, and incentives with, stockholder value creation

•    Key goals of the grant were (i) stability in the next-generation senior management team and (ii) further alignment of management incentives with stockholders, using an award structure designed to:

–   galvanize the team around the goal of long-term shareholder value creation

–   lengthen the duration of existing equity incentives through the additional Equity Holding Policy

–   recognize and incent a broader group of next-generation executives

•    Award is in keeping with AMG’s pay-for-performance philosophy—if the team does not achieve results in the form of both a higher stock price and strong ROE results, awards will expire with little or no value

•    Average ROE aligns management incentives with the strategic goals of both (i) growing earnings and (ii) effective stewardship of shareholder capital, over a long-term period

–   ROE targets were set based on historic and projected performance levels that incent management to control costs and deploy capital to maximize stockholder value creation

–   This metric is used by other financial services companies as an objective measure of management’s effectiveness at using stockholder equity to generate earnings and to encourage responsible long-term planning

•    CEO award amounts reflect approximately 7x current annual performance-based equity awards, mirroring the 7-year holding period

•    Partially replaced annual compensation in 2019, through the Committee’s discretionary reduction of CEO Annual Performance-Based Incentive Compensation for 2019 by approximately 23%, and is expected to replace a portion of Annual Performance-Based Incentive Compensation over at least three years

Restricted Stock Unit Component

•    Ratable vesting through August 2023, in years 3, 4 and 5

•    Each tranche is only delivered if a 12% Average ROE target is met; if target is not met, the tranche is forfeited

Option Award Component

•    5-year cliff vesting in August 2024

•    Awards are subject to rigorous, transparent Average ROE performance targets over a 5-year performance period

–   If Average ROE is 16%, 100% of the award will vest

–   A ratable portion will vest if Average ROE is between 12% and 20%, for delivery of between 50% and, in the circumstance of exceptional performance, a maximum of 150% of the initial award

•    Option structure creates a secondary performance condition — recipients only realize value from the awards if AMG’s stock price increases from the grant date strike price of $74.49 per share

Equity Holding Policy

•    Recipients are subject to additional restrictions on sales of AMG stock, for the remainder of their AMG service

–   No sales permitted by CEO unless vested, unrestricted shares held exceeds 2x Total Annual Compensation (inclusive of base salary and incentive awards)

–   Required level for other officers of 1x Total Annual Compensation

–   Alignment RSUs must be held for at least 6 years after grant (through 2025), and Alignment Option Shares must be held for 7 years after grant (through 2026)

Award Amounts

•    $18.0 million for our CEO (40% Alignment Options and 60% Alignment RSUs; allocated options were limited by equity plan rules and would otherwise have constituted a majority of the allocation to the CEO)

•    $5.6 million for our CFO (80% Alignment Options and 20% Alignment RSUs)

One-Time Award as Partial Replacement of Annual Compensation

The Compensation Committee recognized the unusual nature and size of the one-time Long-Term Equity Alignment Award, and determined that it would partially replace annual incentive compensation for the 2019 performance year. The CEO’s annual formulaic performance-based incentive compensation was reduced 23% by the Committee’s negative discretion, and the Committee expects that the Alignment Award will also replace a portion of annual performance-based incentive compensation over at least three years, with a significantly larger impact on incentive compensation during performance year 2020, relative to the impact on incentive compensation during performance year 2019.

Given AMG’s pay-for-performance approach in determining annual incentive compensation, the Compensation Committee did not specify the levels at which the Alignment Award would replace future compensation. We wanted to further clarify for stockholders the rationale for this approach.

The award structures used for the Alignment Award put the value of the award at risk over extended vesting periods, which are further extended by additional holding periods. As a result, recipients will not realize any value from the awards until six years from the grant date at the earliest.  These award structures were designed to accomplish specific alignment goals, but were not intended to fully replace executives’ annual performance-based compensation, which accounts for the significant majority of their overall compensation.  The Compensation Committee determined to retain some level of potential future performance-based award capacity in order to incent and have the ability to reward management, albeit at a reduced level, rather than eliminating that opportunity at a time when the Company’s future performance is unknown.  Fully replacing incentive compensation would endanger retention and stabilization goals, and would limit the Committee’s ability to incent management over shorter-term periods, all of which are important to the execution and advancement of the Company’s long-term strategy.

Magnitude of the Long-Term Equity Alignment Grant

As stated in the Proxy Statement, CEO Alignment Award amounts reflected approximately seven times the 2019 annual performance-based equity awards, mirroring the 7-year holding period for the Award. The Compensation Committee carefully considered CEO equity ownership across AMG’s Peer Group.  The grant of the Alignment Award results in an increase in our CEO’s outstanding equity awards to a level where his ownership now just exceeds the bottom 25th percentile in terms of proportion of market capitalization owned and notional dollar beneficial ownership of shares, together with outstanding equity awards, relative to peer CEOs.

Further, in assessing the appropriateness of the Alignment Grant, we encourage you to consider the award structures, vesting and performance targets, and how those features align with the Compensation Committee’s goals in granting the award.  Focusing on the grant date notional dollar value, calculated under technical SEC and accounting rules and representing the accounting value on the grant date only, does not convey the full rationale for the award and does not highlight the significant stockholder alignment that these awards provide over an extended time period.  From the perspective of the recipients of the award, the awards only have value if (i) the recipient remains with AMG over a long-term period, (ii) the execution of AMG’s business strategy is successful and that success results in the achievement of performance targets, and (iii) AMG’s stock price increases.  For example, the Alignment Options would be worth nothing if they were exercisable today.

Use of Average Return on Equity as a Performance Measure

The Alignment Options and the Alignment RSUs both require the achievement of pre-established Average ROE performance targets, consistent with the annual equity performance awards granted under our executive compensation program in recent years, which received strong support from both stockholders and proxy advisory firms (with over 94% of stockholder votes cast in favor of named executive officer compensation at each of our last two Annual Meetings, since the metric was implemented).

Average ROE targets align management incentives with the strategic goals of not only growing earnings, but also the effective stewardship of stockholder capital and the delivery of returns in excess of the Company’s cost of capital, encouraging responsible and deliberate long-term planning.  The effective stewardship of shareholder capital is a key component of AMG’s growth strategy, as we seek to create long-term value for stockholders and generate earnings growth by investing in high-quality independent active managers, and allocating resources to areas of highest growth and return, and then returning capital to stockholders through share repurchases.

•

Average ROE is a multi-faceted performance measure, incorporating two key financial metrics: the Company’s generation of Economic Net Income in the numerator, and the stewardship of stockholder capital in the denominator.  In order for the Company to meet Average ROE goals in percentage rates at the mid- to high-teens, both earnings growth and capital allocation and stewardship (including the effective return of capital to stockholders) are highly consequential. We believe Average Return on Equity is an appropriate performance measure that creates long-term alignment with stockholders and requires the achievement of strong results across numerous strategic decisions over time which inform the multi-metric ROE target.  Further, when coupled with long-term vesting and performance measurement periods, and with awards subject to AMG’s claw-back policy, we believe the award design using ROE actively discourages inappropriate risk-taking and ensures that executives have significant ownership value tied to long-term performance, not short-term stock price or earnings results.

•

The target levels of Average ROE used for the Alignment Award were set at a range of levels, to incent executives towards a range of potential outcomes over multiple forward periods extending through 2023.

o

The Alignment RSUs were divided into three tranches, each with a separate multi-year measurement period ending on December 31, 2020, 2021, and 2022, respectively, and using an Average ROE target of 12%, 200 basis points above our current weighted average cost of equity, to promote continued performance at a maintenance-level target over multiple forward periods. The Alignment RSUs were awarded to address shareholder concerns regarding under-equitization of the senior management team, and are at risk, with no shares delivered if Average ROE does not meet the 12% target.

o

The Alignment Options created an opportunity to earn additional value in circumstances of exceptional performance over a single long-duration performance period with five-year cliff vesting, using a range of Average ROE targets extending 600 – 1000 basis points above our current weighed cost of equity.  The option structure also creates a secondary performance condition, in that the recipients only realize value from the awards if AMG’s stock price increases from the grant date strike price of $74.49 per share, regardless of the level of Average ROE achieved.

The use of these varied performance levels, measured over different performance periods and for different award structures, was intentionally designed to retain executives over a long-term period and focus management on generating long-term shareholder value throughout that period, without incenting inappropriate risk-taking.  In addition, across the participating group of Award recipients, a majority (approximately 60%) of the Award was based on a target Average ROE level that was consistent with annual cycle awards.  The below chart illustrates the range of incentive targets and measurement periods that were accomplished through the awards.

Further, after the expiration of the fixed holding periods applicable to the Alignment Award, our CEO and CFO remain subject to additional holding requirements under our Equity Ownership Guidelines and our new Equity Holding Policy, for the remainder of their AMG service, promoting long-term accumulation and retention of equity in our Company and stockholder alignment.

Annual Pay-for-Performance Alignment

In considering the annual compensation awarded to our CEO for performance year 2019, excluding the one-time special Alignment Award, the results reflect significant alignment with our financial results and stock performance over multi-year periods, as shown in the table below.  This result reflects the effectiveness of our annual compensation determination process, which applies an Annual Performance Assessment using weighted scores in two quantitative assessments—the Short-Term and the Long-Term Incentive Compensation Performance Assessments—to produce formulaic award payout amounts for each of these two award categories, promoting pay-for-performance alignment.

We recognize that proxy advisory firms, as well as some of our institutional stockholders, may use standardized screening tests and analyses to measure pay-for-performance alignment.  We believe that these tests should focus on the annual 2019 performance compensation paid to our CEO, without the one-time special Alignment Award, which is consistent with the approach used by our Compensation Committee and described in our Proxy Statement.  Including a one-time award as part of annual compensation will reduce the usefulness of comparisons with peer companies, and obscures the results of the Annual Performance Assessment and the demonstrated pay-for-performance alignment achieved through that process over multiple years.

(1) Reported 2019 GAAP Earnings per share of $0.31 in the table above were adjusted to add back impairment charges net of taxes totaling $387 million ($7.65 per share).

Note: Stock price performance and CAGRs calculated beginning on 12/31/2014. AMG 2019 CEO compensation includes equity incentive awards earned for performance during 2019; see the “Executive Compensation Tables” section of this Proxy Statement for information regarding differences from the Summary Compensation Table.

We believe that the process used for our Annual Performance Assessment is appropriate and has achieved strong pay-for-performance alignment over time. The detailed scorecard framework provides a structure for the Compensation Committee’s assessment that uses targets and performance categories.  We do not believe in a scorecard framework that is entirely based on pre-determined factors, given the dynamic nature of our business and need to evolve our strategy as circumstances change throughout the year, and encourage you to consider the following, in considering the design of the Annual Performance Assessment:

•

Business Initiatives should be measured against a range of targets, including those that reflect the evolution of the operating environment and strategic actions over the course of the year:  Pre-setting short-term quantitative goals in the business and strategic category of our cash bonus scorecard would, in our view, risk creating incentives with unintended outcomes that are not aligned with long-term shareholder value creation.  For example, setting a specific target for a number of new Affiliate investments or a specific AUM level could incent management to pursue transactions or strategic decisions that they otherwise would not.  A dynamic business will necessarily change over time and must operate in evolving markets, and strategic decisions must incorporate a multitude of factors that cannot be predicted or distilled into a quantifiable measurement.  Instead, the Compensation Committee assesses performance each year against a consistent framework, but takes into account the then-current environment and strategic goals. We provide detailed disclosure to explain why particular decisions were made, in our Proxy Statement, and confirm the views of stockholders on those decisions through a robust engagement process that has occurred over many years.  Attempting to use pre-set targets for these qualitative categories would constrain the Committee from assessing performance and could create distorted and harmful incentives for executives in positioning the business in response to changes in the industry and business throughout the year.

•

Pre-set financial performance targets should be re-set each year to reflect the most recent state of the business and appropriately balance growth and risk management incentives on a forward-looking basis:  Our cash bonus scorecard measures performance against pre-established financial targets, measuring Economic earnings per share and EBITDA margin against performance targets set during the year each year.  Those targets are intentionally not consistent from year to year, and for the 2019 performance year they were set at a lower level than those used for the 2018 performance year.  This process is consistent with the important role of the Compensation Committee, to set goals each year that are appropriate to incent executives, based on informed views of performance expectations, with a range of outcomes depending on whether those goals were exceeded and under what circumstances.  The suggestion that our financial targets should be identical from year-to-year is not aligned with the reality of managing a dynamic business.  The asset management business in particular is highly variable, given the impact of financial markets – and in AMG’s case, resultant performance fees – which can change in ways that are difficult to predict or control.  Using fixed targets each year would constrain the Committee from setting achievable goals aligned with the current growth strategy, and could encourage inappropriate risk-taking or create unintended incentives.

During our discussions with stockholders on this topic, a suggestion was made that we increase the weighting of the Annual Financial Performance component of our cash bonus scorecard, to further enhance management’s focus on objective financial performance metrics and to bring our program into better alignment with peers. We agree with this suggestion, and plan to incorporate this change into our compensation program for the 2020 performance year.

Corrections to Information Included in Proxy Advisory Firm Reports

•

The recent report published by Glass Lewis regarding our Annual Meeting proposals states that the majority of awards granted to our CEO used performance measurement periods of one year.  This is not the case – the Alignment Options are subject to Average ROE performance targets measured over a five-year performance period ending December 31, 2023, and the tranches of Alignment RSUs are subject to an Average ROE performance target measured over three-, four-, and five-year periods, ending on December 31, 2020, 2021 and 2022, respectively.

•

The recent report published by ISS regarding our Annual Meeting proposals includes an incorrect Company Peer Group.  As disclosed in our Proxy Statement, we revised our Peer Group in 2019 to remove BlackRock, Inc. and add Ares Management Corporation and Janus Henderson Group plc, to reflect companies with revenue and market capitalizations that are more in line with our own, and to include additional firms with significant assets under management in alternative strategies.  The ISS report lists a Company Peer group that still includes BlackRock and does not show the addition of Ares and Janus Henderson and, as a result, reports peer median relative pay and other statistics that are not consistent with the data used by our Compensation Committee.

Independent Chairman

As disclosed in a previous supplement to the Proxy Statement, on May 18, 2020, AMG’s Board of Directors appointed Mr. Patrick T. Ryan, a long-term independent Director and former Lead Independent Director, as Co-Chairman, and Mr. Sean M. Healey, the Company’s Executive Chairman and former Chief Executive Officer, as Executive Co-Chairman.  On May 27, 2020, AMG announced with sadness the passing of Mr. Healey, Executive Chairman from 2018 through 2020, and Chief Executive Officer from 2005 to 2018. Mr. Healey joined the Company in 1995 as a founding principal, and passed away following a two-year battle with amyotrophic lateral sclerosis (ALS).  Going forward, AMG now has a single independent Chairman, Mr. Patrick T. Ryan.

In light of Mr. Healey’s passing, any votes cast at the Annual Meeting for his election to serve as a Director under Proposal 1 will be disregarded, and we will be reducing the size of our Board of Directors by one member.

Executive Compensation Table Clarification

Appendix A to this Supplement restates the table titled Grants of Plan-Based Awards in Fiscal Year 2019, from the Executive Compensation Tables section of the Proxy Statement, to correct a clerical error in the amounts appearing the column titled Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

The restated table also includes a correction in footnote (2) to the table, to clarify that the performance periods for the three tranches of Alignment RSUs, vesting on August 15, 2021, 2022 and 2023, are measured over three-, four- and five-year periods, ending on December 31, 2020, 2021 and 2022, respectively.  These disclosures appear correctly elsewhere in the Proxy Statement, including in the Summary Compensation Table.

*          *          *

If any stockholder would like to change a previously-submitted proxy vote on any proposal, the stockholder may revoke their proxy before it is voted at the Annual Meeting by filing a written revocation with the Secretary of the Company at the Company’s principal executive office at 777 South Flagler Drive, West Palm Beach, Florida 33401-6152, by submitting a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted over the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

This Supplement does not provide all of the information that is important to your decisions with respect to voting on the proposals that are being presented to stockholders for their vote at the Annual Meeting.  Additional information is contained in the Proxy Statement, which was previously made available to you or mailed to you, if you requested a hard copy.  To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement amends and supersedes the information in the Proxy Statement.  Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2020.

This Supplement, the Proxy Statement, the proxy card and our 2019 Annual Report on Form 10-K are available at www.proxyvote.com.  In addition, a copy of the Proxy Statement and the 2019 Annual Report on Form 10-K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401-6152, Attention: Investor Relations, and may be found on the Company’s website at www.amg.com.

APPENDIX A

Grants of Plan-Based Awards in Fiscal Year 2019

			Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value
Name	Grant Date		Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock Awards ($)
Jay C. Horgen	1/22/2020		—	—	2,000,000	—	—	—	—	—
	8/15/2019	(2)	—	—	—	—	—	143,966	—	10,724,000
	8/15/2019	(3)	—	—	—	—	—	400,000	600,000	7,276,000
	2/5/2019	(4)	1/27/2019	—	—	—	—	12,725	—	1,400,000
	2/5/2019	(5)	1/27/2019	—	—	—	—	19,087	33,402	2,100,000
Sean M. Healey	1/22/2020		—	—	2,775,000	—	—	—	—	—
	2/5/2019	(4)	1/27/2019	—	—	—	—	17,315	—	1,905,000
	2/5/2019	(5)	1/27/2019	—	—	—	—	11,543	20,200	1,270,000
Nathaniel Dalton	1/22/2020		—	—	1,000,000	—	—	—	—	—
	2/5/2019	(4)	1/27/2019	—	—	—	—	16,361	—	1,800,000
	2/5/2019	(5)	1/27/2019	—	—	—	—	24,541	42,947	2,700,000
Thomas M. Wojcik	1/22/2020		—	—	800,000	—	—	—	—	—
	8/15/2019	(2)	—	—	—	—	—	14,767	—	1,100,000
	8/15/2019	(3)	—	—	—	—	—	248,763	373,145	4,525,000
	5/7/2019	(6)	4/27/2019	—	—	—	—	35,824	—	3,370,680
Hugh P. B. Cutler	1/22/2020		—	—	600,000	—	—	—	—	—
	2/5/2019	(4)	1/27/2019	—	—	—	—	4,363	—	480,000
	2/5/2019	(5)	1/27/2019	—	—	—	—	6,544	11,452	720,000
David M. Billings	1/22/2020		—	—	1,100,000	—	—	—	—	—
	2/5/2019	(4)	1/27/2019	—	—	—	—	2,181	—	240,000
	2/5/2019	(5)	1/27/2019	—	—	—	—	3,272	5,726	360,000

(1)

Represents performance-based cash bonuses awarded to each named executive officer in recognition of performance in 2019. See footnote (1) to the Summary Compensation Table for additional details regarding these awards.

(2)

Represents Alignment RSUs granted in August 2019 under the 2013 Stock Plan, divided into three equal tranches vesting on August 15, 2021, 2022 and 2023, respectively (subject to the grantee being employed by the Company on such date (and with certain limited exceptions in the case of death, disability or certain terminations of employment in connection with a change in control) and the grantee’s compliance with the Company’s Equity Holding Policy). The number of shares of common stock of the Company underlying each tranche that may be issued and distributed for each restricted stock unit is based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average Return on Equity for each tranche over three-, four- and five-year measurement periods ending on December 31, 2020, 2021 or 2022, respectively. The grant date fair value has been computed in accordance with FASB ASC Topic 718, and assumes that the target level of Average Return on Equity will be achieved.

(3)

Represents Alignment Options granted in August 2019 under the 2011 Option Plan, vesting in full on August 15, 2024 (subject to continued employment through the vesting date (with certain limited exceptions in the case of death, disability or certain terminations of employment in connection with a change in control) and the grantee’s compliance with the Company’s Equity Holding Policy). The number of shares of common stock of the Company underlying each stock option award that may become exercisable is based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average Return on Equity for a five-year measurement period ending on December 31, 2023. The grant date fair value was determined using the Black-Scholes option pricing model, and assumes the mid-point level of Average Return on Equity will be achieved.

(4)

Represents 2018 Long-Term Deferred Equity Awards granted in February 2019 under the 2013 Stock Plan in recognition of performance in 2018, vesting in four equal installments on January 1, 2020, 2021, 2022 and 2023, subject to continued employment through each vesting date (with certain limited exceptions in the case of death, disability or certain terminations of employment in connection with a change in control). The grant date fair value has been computed in accordance with FASB ASC Topic 718.

(5)

Represents 2018 Long-Term Performance Achievement Awards granted in February 2019 under the 2013 Stock Plan in recognition of performance in 2018, vesting in full on January 1, 2022, subject to continued employment through the vesting date (with certain limited exceptions in the case of death, disability or certain terminations of employment in connection with a change in control). The number of shares of common stock of the Company underlying each award that may be issued and distributed for each restricted stock unit is based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average Return on Equity over a three-year measurement period ending on December 31, 2021. The grant date fair value has been computed in accordance with FASB ASC Topic 718, and assumes that the mid-point level of Average Return on Equity will be achieved.

(6)

Represents an equity incentive award of restricted stock units granted in May 2019 under the 2013 Stock Plan to Mr. Wojcik in connection with the commencement of his employment with the Company, 2,480 units of which vested on May 23, 2019, with the remainder vesting in three equal installments on each of January 1, 2020, 2021 and 2022. The grant date fair value has been computed in accordance with FASB ASC Topic 718.